EXHIBIT 23.1

              CONSENT OF INDEPENDENT PUBLIC ACCOUNTS




We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 for LifeSmart Nutrition Technologies, Inc. (formerly known as Upland Energy Corporation), of our report dated March 7, 2002 relating to the financial statements of LifeSmart Nutrition Technologies, Inc. (formerly known as Upland Energy Corporation) for the years ended December 31, 2001 and 2000, and to the reference of us under the heading "Experts" in the prospectus, which is a part of the registration statement.

PRITCHETT, SILER & HARDY, P.C.

/s/ Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah
May 22, 2002

SEC\0373